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Exhibit 12.1--Statement Regarding Computation of Ratios of Consolidated
              Earnings to Combined Fixed Charges and Preferred Stock
              Dividends

               American Equity Investment Life Holding Company
         Ratio of Consolidated Earnings to Combined Fixed Charges and
                        Preferred Securities Dividends
                            (Thousands of Dollars)

                                               Nine Months                 Year Ended December 31,
                                                 Ended           --------------------------------------------
                                           September 30, 2001      2000      1999      1998      1997      1996
                                           ------------------    ----      ----      ----      ----      ----
Consolidated income before income taxes,
  minority interest in earnings of
  subsidiaries and cumulative effect
  adjustment                                    $13,890       $14,618    $ 3,095   $ 1,004   $(4,760)  $(1,139)

Interest expense on notes payable                 2,395         2,339        896       789       980       494

Interest expense on amounts due under
  repurchase agreements                           1,123         3,267      3,491     1,529       291        --

Interest expense on General Agency
  Commission and Servicing Agreement              4,439         5,958      3,861     1,652       183        --

Interest portion of rental expense                  143           192        151       117       115        49
                                                -------       -------    -------   -------   -------   -------
Consolidated earnings, excluding
  interest on annuities and
  financial products                             21,990        26,374     11,494     5,091    (3,191)     (596)

Interest on annuities and
  financial products                             63,042        56,529     41,727    15,838     2,130        78
                                                -------       -------    -------   -------   -------   -------
Consolidated earnings                           $85,032       $82,903    $53,221   $20,929   $(1,061)  $  (518)
                                                =======       =======    =======   =======   =======   =======

Interest expense on notes payable               $ 2,395       $ 2,339    $   896   $   789   $   980   $   494

Interest expense on amounts due under
  repurchase agreements                           1,123         3,267      3,491     1,529       291        --

Interest expense on General Agency
  Commission and Servicing Agreement              4,439         5,958      3,861     1,652       183        --

Preferred security dividends                      5,587         7,449      2,022        --        --        --

Interest portion of rental expense                  143           192        151       117       115        49
                                                -------       -------    -------   -------   -------   -------
Combined fixed charges and preferred
  stock dividends, excluding interest
  on annuities and financial products            13,687        19,205     10,421     4,087     1,569       543

Interest on annuities and
  financial products                             63,042        56,529     41,727    15,838     2,130        78
                                                -------       -------    -------   -------   -------   -------
Combined fixed charges and preferred stock
  dividends                                     $76,729       $75,734    $52,148   $19,925    $3,699  $    621
                                                =======       =======    =======   =======   =======   =======
Ratio of consolidated earnings to
  combined fixed charges and preferred
  stock dividends:

Excluding interest on annuities and
   and financial products                           1.6           1.4        1.1       1.2     (a)       (a)
                                                =======       =======    =======   =======   =======   =======
Including interest on annuities and
   and financial products                           1.1           1.1        1.0       1.1     (a)       (a)
                                                =======       =======    =======   =======   =======   =======

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(a)  The deficiencies for 1997 and 1996 are $4,760,000 and $1,139,000,
     respectively.